Exhibit 9.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND

REPORT ON SCHEDULES

We consent to the incorporation by reference in the Registration Statements of Stolt Offshore S.A. (a Luxembourg company) and its subsidiaries (the “Company”) on Form S-8, File Nos. 33-85168, 333-09292, 333-74321, 333-124983 and 333-124997 on Form F-3 and Form F-3/A, File No. 333-86288 of our report on the financial statements dated April 6, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for consolidation to conform to Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), ‘Consolidation of Variable Interest Entities’) appearing in this Annual Report on Form 20-F of the Company for the year ended November 30, 2004 (this “Annual Report”).

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of the Company, listed in Item 18 in this Report. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Glasgow, United Kingdom

May 31, 2005